Exhibit 99.1

Track Group Expands Analytics Capabilities with Acquisition of G2 Research

Acquisition Adds Cutting-Edge Analytics Capabilities to Inform and Improve outcomes in National Security, Law Enforcement, Corrections and Adjacent Markets.

FOR IMMEDIATE RELEASE:  Track Group - Monday, 1 Dec 2014 06:48 AM MST

SALT LAKE CITY, UT– Track Group, a premier provider of global tracking and monitoring services, today announced that it has acquired G2 Research, a global provider of analytical software with solutions ranging from data analysis and reporting to advanced predictive analytics.  The transaction was finalized on Wednesday, 26 November 2014 for a total of up to CAD 4.6 million in a combination of cash and stock.

With this acquisition, Track Group will integrate G2 Research’s executive leadership and employees who will remain in Halifax, Nova Scotia Canada where G2 Research is currently headquartered.  This will enable Track Group to deliver sophisticated analysis and detailed interpretation of data to improve performance across its current customer base including National Security, Law Enforcement, Community Corrections, and Health Research and will enable the company to rapidly enter adjacent markets.

“We are proud to announce our acquisition of G2 Research, an industry leader in analytics,” said Guy Dubois, Chairman, Track Group. “Today, our customers are faced with substantial challenges as it relates to extracting meaningful information from the mass of data accumulated. With G2 Research onboard, Track Group will address these challenges holistically by offering advanced capabilities in managing big data to improve decision-making and efficiency.”

“Track Group was the best company for us to partner with,” stated Tom Gilgan, co-founder and CEO, G2 Research.  “Joining a global, market leader will enhance our ability to create and develop leading-edge technology that helps our customers fight crime and reduce recidivism.” said Gilgan.

About Track Group:
Track Group is a premier, global provider of customizable tracking solutions that leverage real-time tracking data, best-practice monitoring, and analytics capabilities to create complete, end-to-end solutions.

Visit website http://www.trackgrp.com/.

Safe Harbor Statement
This press release from Track Group (Company) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including future growth and earnings opportunities of the Company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to promptly satisfy orders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

Contact:
Steve Hamilton
Chief Marketing Officer
877-260-2010 ext. 4004
steve.hamilton@trackgrp.com